Exhibit 99.1

Gevo Reports Third Quarter 2019 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. EST/2:30 p.m. MST

ENGLEWOOD, Colo. – November 12, 2019 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the third quarter of 2019 and recent corporate highlights.

Recent Corporate Highlights

●	Gevo now has approximately 6-7 million gallons per year (“MGPY”) of offtake under contract out of its planned minimum sized 10MGPY hydrocarbon plant, up from approximately 5MGPY.

●	On November 5, 2019, Gevo announced it signed a Development Agreement with Blocksize Capital, a leading Distributed Ledger Technology (“DLT,” commonly referred to as “Blockchain”) company based in Germany. Originally developed as an underlying branch of the blockchain technology, DLT is an immutable tool that allows tracking of data with a product and the transactions associated with the product. Gevo and Blocksize discovered that it is possible to attach the key metrics for sustainability to gallons of fuel, and therefore enable a “sustainability” assurance that has not yet been seen. The data associated with certain key metrics for measuring sustainability are suitable for being digitized through blockchain and could lead to tokenization of those attributes.

●	On November 4, 2019, Gevo announced that it made the winning bid in a competitive process conducted by the City of Seattle to provide renewable gasoline to its fleet vehicles. Gevo has been awarded a four year contract, with three two-year extensions, to supply at minimum 200,000 gallons/year of renewable isobutanol and 600,000 gallons/year renewable isooctane to the City of Seattle to displace fossil-based gasoline.

●	On September 16, 2019, Gevo announced that it has secured the supply of 5.0 MW of fully renewable electricity to power its advanced biofuels production facility located in Luverne, Minnesota (the “Luverne Facility”) from an affiliate of Juhl Energy. The electricity generated from the wind will be wired directly to the Luverne Facility/Agri-Energy, LLC, enabling Gevo to claim the renewable benefit of a lower carbon intensity score under the Low Carbon Fuel Standard. Gevo expects this new source of wind-powered electricity to commence in the first quarter of 2020.

●	On September 10, 2019, Gevo announced the signing of a Joint Development Agreement (“JDA”) with Leaf Resources. Leaf is a Queensland, Australia-based company and one of the world's leading companies in converting plant biomass into industrial sugars. The JDA is to explore the potential use of cellulosic derived sugars and glycerol from Leaf and the ability to convert these to hydrocarbon molecules useful as fuels or chemicals.

●	On September 4, 2019, Gevo announced that it had developed proprietary, breakthrough processes that convert either low-carbon isobutanol or low-value “fusel oils,” a mixture of alcohols that are byproducts from fermentation processes such as alcohol production, into renewable diesel. This renewable diesel is expected to compete head-to-head on price with natural and petroleum-based equivalents, while reducing particulates and CO2 emissions.

●	On September 3, 2019, Gevo announced that it supplied sustainable aviation fuel (“SAF”) to support an Avfuel Corporation demonstration event to raise awareness on the viability and safety of SAF. Over two days of demonstrations, Avfuel supplied 7,300 gallons of ASTM D1655 standard SAF to fixed-based operator Jackson Hole Aviation for operators flying to and from the airfield during the demonstration days.

2019 Third Quarter Financial Highlights

●	Ends the quarter with cash and cash equivalents of $20.9 million

●	Revenue of $6.1 million for the quarter

●	Loss from operations of ($8.0) million for the quarter

●	Non-GAAP cash EBITDA loss[1] of ($5.8) million for the quarter

●	Net loss per share of ($0.66) for the quarter

●	Non-GAAP adjusted net loss per share[2] of ($0.66) for the quarter

Commenting on the third quarter of 2019 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “We continued to make progress on our plans. We have over 60MGPY of jet fuel and isooctane in contract negotiation, and well over 120MGPY in total under discussion. We only need to secure 5MGPY more to achieve our threshold offtake of 10MGPY which should allow us to be able to build a larger plant with acceptable economies of scale.”

Dr. Gruber continued, “We expect to refinance our secured promissory note in the 4th Quarter of 2019 or in early 2020. We are receiving a lot of interest from project financiers both for the build out of our Luverne Facility and our biogas business. We have received term sheets from project equity funds and strategic investors, and are evaluating the options and negotiating terms. We have a number of the pieces we need on the table, and we need to put them together.”

1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

Path to Profitability and Growth

Gevo believes it can become profitable (or close to it) as a company by the end of 2021 if Gevo can successfully improve the carbon footprint of its Luverne Facility by implementing certain wind and renewable natural gas projects to offset the fossil-based electricity and natural gas that currently powers the Luverne Facility. The lower carbon footprint would allow Gevo to sell low-carbon ethanol into the California market under the Low Carbon Fuel Standard. In addition, Gevo expects to deploy a 1MGPY hydrocarbon plant at the Luverne Facility that will produce renewable jet fuel and isooctane to be sold into California and European markets. The 1MGPY hydrocarbon plant should not only generate attractive positive cash flow, but should produce products that help to establish supply chains that could in the future accommodate quantities that are orders of magnitude greater. The initial decarbonization projects, wind and renewable natural gas, for the Luverne Facility are expected to set the stage for significant growth at the Luverne Facility.

The timeline for the 1MGPY hydrocarbon plant coming on-line is expected to be about twelve months after Gevo has secured financing to pay for this project. Gevo expects one or more of its renewable natural gas projects that are under development to come on-line by the end of 2020 or early 2021, adding to our EBITDA3 in 2021.

In parallel, Gevo is working to secure the customer offtake agreements and financing to accomplish the growth plans for the Luverne Facility. This phase of growth is expected to initially result in about 10-30 MGPY of isooctane and jet fuel, and if successful would be expected to generate revenues of over $100 million to $200 million per year.

Third Quarter 2019 Financial Results

Revenue for the three months ended September 30, 2019 was $6.1 million compared with $8.6 million in the same period in 2018. During the third quarter of 2019, revenue derived at the Luverne Facility related to ethanol sales and related products was $5.6 million, a decrease of approximately $2.5 million from the same period in 2018. As a result of an unfavorable commodity environment during the three months ended September 30, 2019 compared with the same period ended September 30, 2018, we reduced our production of ethanol and distiller grains which resulted in lower sales for the period.

During the three months ended September 30, 2019, hydrocarbon revenue was $0.6 million compared with $0.5 million in the same period in 2018. Hydrocarbon sales increased because of higher production volumes at the South Hampton Resources, Inc. facility in Silsbee, Texas (the “South Hampton Facility”). During the three months ended September 30, 2018, we reduced production at the South Hampton Facility to upgrade the facility and double the production capacity. Gevo’s hydrocarbon revenue is comprised of sales of alcohol-to-jet fuel and isooctane.

3 EBITDA is a non-GAAP measure calculated by adding back interest, taxes, depreciation and amortization to net loss.

Cost of goods sold was $9.9 million for the three months ended September 30, 2019, compared with $10.6 million in the same period in 2018, primarily as a result of decreased production of ethanol during the 2019 quarter. Production was decreased due to an unfavorable commodity environment, largely the result of greater corn costs as compared to national markets than the region has historically experienced. Cost of goods sold included approximately $8.3 million associated with the production of ethanol, isobutanol and related products and approximately $1.6 million in depreciation expense for the three months ended September 30, 2019.

Gross loss was $3.8 million for the three months ended September 30, 2019, versus a $2.1 million gross loss in the same period in 2018.

Research and development expense decreased by $0.1 million during the three months ended September 30, 2019 compared with the same period in 2018, due primarily to a decrease in costs associated with our South Hampton Facility partially offset by an increase in personnel and consultant expenses.

Selling, general and administrative expense increased by $0.2 million during the three months ended September 30, 2019, compared with the same period in 2018, due primarily to an increase in personnel, consulting and investor relations costs, partially offset by a decrease in professional fees.

Loss from operations in the three months ended September 30, 2019 was $8.0 million, compared with a $6.1 million loss from operations in the same period in 2018.

Non-GAAP cash EBITDA loss4 in the three months ended September 30, 2019 was $5.8 million, compared with a $4.2 million non-GAAP cash EBITDA loss in the same period in 2018.

Interest expense in the three months ended September 30, 2019 was $0.6 million, a decrease of $0.2 million as compared to the same period in 2018, primarily due to a decline in outstanding debt as a result of the conversion of an aggregate of $3.2 million of our convertible notes during the year ended December 31, 2018.

Gevo incurred a net loss for the three months ended September 30, 2019 of $8.6 million, compared with a net loss of $6.9 million during the same period in 2018. Non-GAAP adjusted net loss5 for the three months ended September 30, 2019 was $8.6 million, compared with a non-GAAP adjusted net loss of $6.9 million during the same period in 2018.

Cash at September 30, 2019 was $20.9 million, and the total principal face value of outstanding debt was $14.0 million.

4 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

5 Adjusted net loss is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss. A reconciliation of adjusted net loss to GAAP net loss is provided in the financial statement tables following this release.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick R. Gruber, Chief Executive Officer, Carolyn M. Romero, Vice President, Controller and Principal Accounting Officer, and Geoffrey T. Williams, Jr., General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 49061026#.

A replay of the call and webcast will be available two hours after the conference call ends on November 12, 2019. To access the replay, please dial 1 (888) 843-7419 (inside the US) or 1 (630) 652-3042 (outside the US) and reference the access code 49061026#. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a next generation “low-carbon” fuel company focused on the development and commercialization of renewable alternatives to petroleum-based products. Low-carbon fuels reduce the carbon intensity, or the level of greenhouse gas emissions, compared to standard fossil-based fuels across their lifecycle. The most common low-carbon fuels are renewable fuels. Gevo is focused on the development and production of mainstream fuels like gasoline and jet fuel using renewable feedstocks that have the potential to lower greenhouse gas emissions at a meaningful scale and enhance agricultural production, including food and other related products. In addition to serving the low-carbon fuel markets, through Gevo’s technology, Gevo can also serve markets for the production of chemical intermediate products for solvents, plastics, and building block chemicals. Learn more at our website: www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, Gevo’s ability to become profitable, Gevo’s wind projects, Gevo’s renewable natural gas projects, Gevo’s ability to finance its growth projects and ongoing business, Gevo’s JDA with Leaf Resources, Gevo’s renewable diesel, Gevo’s saf, Gevo’s manure biogas projects and wind power projects, Gevo’s plans to “de-carbonize” its production facility, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2018, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss, non-GAAP adjusted net loss per share and EBITDA. Non-GAAP cash EBITDA excludes depreciation and non-cash stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. EBITDA excludes interest, taxes, depreciation and amortization. Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands, except share and per share amounts)

	September 30,
	2019	December 31,
	(unaudited)	2018
Assets
Current assets:
Cash and cash equivalents	$20,944	$33,734
Accounts receivable	378	526
Inventories	2,962	3,166
Prepaid expenses and other current assets	1,558	1,284
Total current assets	25,842	38,710

Property, plant and equipment, net	67,148	67,036
Investment in Juhl	1,500	-
Deposits and other assets	978	1,289
Total assets	$95,468	$107,035

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,434	$4,874
2020 Notes (current), net	13,643	-
2020 Notes embedded derivative liability	-	394
Derivative warrant liability	21	22
Total current liabilities	18,098	5,290

2020 Notes (long-term), net	-	12,554
Other long-term liabilities	450	404
Total liabilities	18,548	18,248

Commitments and Contingencies

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 13,369,001 and 8,640,583 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively.	133	86
Additional paid-in capital	527,958	518,027
Accumulated deficit	(451,171)	(429,326)
Total stockholders' equity	76,920	88,787
Total liabilities and stockholders' equity	$95,468	$107,035

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Ethanol sales and related products, net	$5,554	$8,071	$16,184	$25,102
Hydrocarbon revenue	550	504	1,381	1,111
Grant and other revenue	6	-	34	25
Total revenues	6,110	8,575	17,599	26,238

Cost of goods sold	9,893	10,628	27,306	31,904

Gross loss	(3,783)	(2,053)	(9,707)	(5,666)

Operating expenses
Research and development expense	1,789	1,865	3,712	4,123
Selling, general and administrative expense	2,431	2,190	6,705	5,697
Total operating expenses	4,220	4,055	10,417	9,820

Loss from operations	(8,003)	(6,108)	(20,124)	(15,486)

Other (expense) income
Interest expense	(605)	(767)	(2,127)	(2,496)
Loss on exchange of debt	-	-	-	(2,202)
Gain (loss) from change in fair value of derivative warrant liability	(2)	5	1	(3,035)
Gain (loss) from change in fair value of 2020 Notes embedded derivative	-	(7)	394	2,340
Other income	(9)	(3)	11	5
Total other expense, net	(616)	(772)	(1,721)	(5,388)

Net loss	$(8,619)	$(6,880)	$(21,845)	$(20,874)

Net loss per share - basic and diluted	$(0.66)	$(0.85)	$(1.87)	$(5.75)
Weighted-average number of common shares outstanding - basic and diluted	12,968,265	8,087,397	11,679,530	3,629,370

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity Information

(Unaudited, in thousands, except share amounts)

	Common Stock		Paid-In Capital	Accumulated Deficit	Stockholders' Equity
	Shares	Amount

Balance, December 31, 2018	8,640,583	$86	$518,027	$(429,326)	$88,787

Issuance of common stock, net of issuance costs	3,244,941	33	9,611	-	9,644
Non-cash stock-based compensation	-	-	234	-	234
Net loss	-	-	-	(6,136)	(6,136)

Balance, March 31, 2019	11,885,524	119	527,872	(435,462)	92,529

Issuance of common stock, net of issuance costs	-	-	(14)	-	(14)
Non-cash stock-based compensation	-	-	172	-	172
Net loss	-	-	-	(7,090)	(7,090)

Balance, June 30, 2019	11,885,524	119	528,030	(442,552)	85,597

Issuance of common stock, net of issuance costs	-	-	(161)	-	(161)
Non-cash stock-based compensation	-	-	304	-	304
Issuance of common stock under stock plans, net of taxes	1,483,477	14	(215)	-	(201)
Net loss	-	-	-	(8,619)	(8,619)

Balance, September 30, 2019	13,369,001	$133	$527,958	$(451,171)	$76,920

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity Information

(Unaudited, in thousands, except share amounts) (Continued)

	Common Stock			Accumulated	Stockholders'
	Shares	Amount	Paid-In Capital	Deficit	Equity

Balance, December 31, 2017	1,090,553	$11	$464,870	$(401,350)	$63,531

Issuance of common stock under stock plans, net	30	-	-	-	-
Issuance of common stock, net of issue costs and warrants	5,208	-	(107)	-	(107)
Non-cash stock-based compensation	-	-	98	-	98
Issuance of common stock upon exchange of debt	39,016	-	528	-	528
Net loss	-	-	-	(2,502)	(2,502)

Balance, March 31, 2018	1,134,807	11	465,389	(403,852)	61,548

Shares issued upon reverse stock split	12,261	-	-	-	-
Issuance of common stock under stock plans, net	19	-	-	-	-
Issuance of common stock, net of issue costs and warrants	6,281,409	63	36,230	-	36,293
Non-cash stock-based compensation	-	-	61	-	61
Issuance of common stock warrants upon exercise of warrants	300,761	3	6,164	-	6,167
Issuance of common stock upon exchange of debt	260,793	3	7,015	-	7,018
Net loss	-	-	-	(11,492)	(11,492)

Balance, June 30, 2018	7,990,050	80	514,859	(415,344)	99,595

Issuance of common stock under stock plans, net	70	-	-	-	-
Issuance of common stock, net of issue costs and warrants	105,000	1	339	-	340
Non-cash stock-based compensation	-	-	169	-	169
Net loss	-	-	-	(6,880)	(6,880)

Balance, September 30, 2018	8,095,120	$81	$515,367	$(422,224)	$93,224

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2019	2018
Operating Activities
Net loss	$(21,845)	$(20,874)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) loss from change in fair value of derivative warrant liability	(1)	3,035
(Gain) from change in fair value of 2020 Notes embedded derivative	(394)	(2,340)
(Gain) on sales of property, plant and equipment	(19)	-
Loss on exchange of debt	-	2,202
Stock-based compensation	938	320
Depreciation and amortization	4,849	4,903
Non-cash interest expense	1,089	1,307
Other non-cash expense	1	6
Changes in operating assets and liabilities:
Accounts receivable	148	417
Inventories	204	1,061
Prepaid expenses and other current assets, deposits and other assets	(23)	(295)
Accounts payable, accrued expenses and long-term liabilities	255	104
Net cash used in operating activities	(14,798)	(10,154)

Investing Activities
Acquisitions of property, plant and equipment	(5,779)	(933)
Proceeds from sale of property, plant and equipment	19	-
Investment in Juhl	(1,500)	-
Net cash used in investing activities	(7,260)	(933)

Financing Activities
Proceeds from issuance of common stock	9,647	36,952
Proceeds from the exercise of warrants	-	1,263
Net settlement of common stock under stock plans	(201)	-
Debt and equity offering costs	(178)	(365)
Net cash provided by financing activities	9,268	37,850

Net (decrease) increase in cash and cash equivalents	(12,790)	26,763

Cash, cash equivalents and restricted cash
Beginning of period	33,734	11,553
End of period	$20,944	$38,316

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,
Non-GAAP Cash EBITDA:	2019	2018
Loss from operations	$(8,003)	$(6,108)
Depreciation and amortization	1,628	1,618
Non-cash stock-based compensation	568	281
Non-GAAP cash EBITDA	$(5,807)	$(4,209)

Non-GAAP Adjusted Net Loss:
Net Loss	$(8,619)	$(6,880)
Adjustments:
(Loss) on exchange of debt	-	-
Gain (loss) from change in fair value of derivative warrant liability	(2)	5
Loss from change in fair value of 2020 Notes embedded derivative	-	(7)
Total adjustments	(2)	(2)
Non-GAAP Net Loss	$(8,617)	$(6,878)
Weighted-average number of common shares outstanding - basic and diluted	12,968,265	8,087,397
Non-GAAP Adjusted Net loss per share - basic and diluted	$(0.66)	$(0.85)

	Nine Months Ended September 30,
Non-GAAP Cash EBITDA:	2019	2018
Loss from operations	$(20,124)	$(15,486)
Depreciation and amortization	4,849	4,903
Non-cash stock-based compensation	938	518
Non-GAAP cash EBITDA	$(14,337)	$(10,065)

Non-GAAP Adjusted Net Loss:
Net Loss	$(21,845)	$(20,874)
Adjustments:
(Loss) on exchange of debt	-	(2,202)
Gain (loss) from change in fair value of derivative warrant liability	1	(3,035)
Gain from change in fair value of 2020 Notes embedded derivative	394	2,340
Total adjustments	395	(2,897)
Non-GAAP Net Loss	$(22,240)	$(17,977)
Weighted-average number of common shares outstanding - basic and diluted	11,679,530	3,629,370
Non-GAAP Adjusted Net loss per share - basic and diluted	$(1.90)	$(4.95)

Investor and Media Contact

Shawn M. Severson

Integra Investor Relations

+1 415-226-7747

gevo@integra-ir.com